Exhibit 99.1

Meredith Enterprises, Inc.

Script for Stockholder Update Call

On May 20, 2003

Some of the stockholders of Meredith Enterprises, Inc. (the “Company”) and other interested parties have asked questions of the Company’s management regarding the Company’s performance and future direction. The Company’s management desires to answer these questions, and to so in a manner that permits all stockholders to have simultaneous access to its answers. Accordingly, the Company has prepared the attached script for a conference call with certain stockholders and other interested parties that is scheduled to take place at 9:00 a.m. EDT on Tuesday, May 20, 2003. The Company is filing this script with the SEC at or before the commencement of the conference call. The Company’s management does not expect to disclose material non-public information in the call, but if that occurs, the Company will promptly prepare and file a supplement to this script that will disclose that information.

Allen Meredith:

We very much appreciate your interest in your Company, and we intend to answer all of your questions today. The purpose of this call is to answer the questions posed by certain stockholders and other interested parties regarding the Company’s past operating and financial performance and its future outlook. I would like to begin by summarizing the status of each of our properties, and then go through your list of questions and answer them one by one. To be sure that we cover everything we need to cover in a clear and orderly manner, I ask that you save your follow-up questions until I have answered all the written questions. I will then be happy to take your questions and answer them as best as I can. To avoid the necessity of incurring the legal and administrative expense of a supplemental SEC filing to disclose material, previously non-public information, I intend to limit my follow-up answers to the information provided in our SEC reports. I also want to note that during the course of this call, I expect to make several forward-looking statements within the meaning of the securities laws. Our CFO, Charlie Wingard, will point out some risks in that regard a little later in our call.

Now, I’d like to discuss the status of each property . . . .

Property summary:

Rental Real Estate:

Cerritos:  100% occupied on a triple net lease, which expires in 2008. Loan of $1,172,402 at March 31, 2003 at 7.5% due in 2011.

Chino:  Vacant, and we may sell it, although we are exploring the possibility of leasing as well. Loan of $858,969 at March 31, 2003 at 7.5% due in 2010.

Folsom:  100% occupied on triple net leases, which expire largely in 2006. Loan of $4,885,305 at March 31, 2003 at 6.97% due in 2009.

Irvine:  100% occupied on a triple net lease, which expires in 2007. Loan of $3,765,963 at March 31, 2003 at 6.97% due in 2009.

Ontario:  100% occupied on a triple net lease, which expires in 2013. Parent has declared bankruptcy, but has continued to pay rent under the lease and has paid to May 31st. Loan of $2,814,693 at March 31, 2003 at 7.5% due in 2004.

Sacramento (Horn Road):  The leases expired on January 31, 2003 and a new, three-year lease is in place as to 32,000 of the 48,000 feet; we are in negotiations with the company occupying the remaining area and this company is paying rent. Loan of $1,691,450 at March 31, 2003 at 6.97% due in 2009.

Tustin:  100% occupied on a triple net lease, which expires in 2005. Loan of $4,601,434 at March 31, 2003 at 6.97% due in 2009.

Northlake Festival – Atlanta Georgia:  Approximately 97% leased, with rehabilitation work largely completed. Loan of $16,619,434 at March 31, 2003 at 7.64% due in 2027.

Rental Real Estate held for sale:

Fresno:  100% occupied. The tenant of 6,000 feet has declared bankruptcy but has continued to pay under a new 5-year lease. The other tenant is under a three-year lease. Loan of $543,316 at March 31, 2003 at 8.25% due in 2003.

Riverside:  100% occupied under a triple net lease that expires in 2005. We are exploring ways to either sell or rehabilitate this property into a better economic use. Loan of $1,092,218 at March 31, 2003 at 8.25% due in 2004.

Roseville:  100% occupied under a triple net lease that expires in 2017. Loan of $1,353,643 at March 31, 2003 at 8.33% due in 2008.

Sacramento – Java City (two properties):  100% occupied under a triple net lease that expires in 2003. We are under negotiations to extend the lease for an additional six months and thus there can be no assurance that we will indeed extend the lease after its termination. There are no loans on these properties.

Vacaville:  Vacant. We are in negotiations to sell this property, and would anticipate the buyer will have a due diligence period to evaluate their purchase, thus there can be no assurance that we will indeed sell this property. Loan of $1,300,084 at March 31, 2003 at 7.5% due in 2010.

Note that all loans contain prepayment penalties and some are significant.

Now I would like to proceed to your questions:

1.  How much in dollars was the cost to change from a closely held, non traded REIT to an exchange traded REIT, and what costs are associated with this commitment annually?

A one-time fee of $37,000 and ongoing annual fees of $15,000. We also incurred about $5,000 in legal fees in connection with the application and related matters. Because we were already a public reporting company, this is the incremental charge.

2.  What portion of total revenue includes salaries, bonuses, staff and management benefits?

In 2002, our salary and related costs were approximately $500,000. We estimate in 2003 our annual salaries related costs to be approximately the same, excluding the cost of an accounting consultant. As and when we acquire additional properties, this amount will probably increase. We estimate that total our annual revenues will be approximately $8.6 million for 2003. This amount will vary as we acquire and sell properties and as tenants sign new leases with us or leave our properties for various reasons.

3.  How has the net profit changed since new management has taken over?

Net income was a follows:

12/31/02	$ 1,058,306
12/31/01	$(2,522,159)
12/31/00	$ 3,207,619

In our opinion, these amounts are not comparable due to sales of properties, write-offs, the vacancy in our Vacaville property, the internalization of management, the acquisition of Northlake, and other reasons. We are in the process of repositioning our portfolio.

4.  Why is there currently no dividend reinvestment program in place?

The dividend reinvestment plan was “piggybacked” on the registration for the prospectus under which we sold shares in 1997. Once the registration stopped, the DRIP stopped.

5.  What has been the last three years’ trend in total expenses?

12/31/02	$4,180,830
12/31/01	$5,680,775
12/31/00	$3,484,055

These amounts are not comparable for the same reasons noted in the answer to question 3 above.

6.  What portion of total revenue is associated with management fees not included in #2 above?

Management fees were as follows:

12/31/02	$30,334
12/31/01	$182,432
12/31/00	$185,722

The amounts in 2001 and 2000 were to West Coast Realty Management. In 2002, the management fee is for the Northlake Festival shopping center, where we pay 3% of gross rental income to a property manager.

7.  When will the distributions of the REIT begin?

We have paid dividends since 1991. We have no plans to liquidate. Quite the opposite, we are committed to growing the company and increasing shareholder value.

8.  Assuming a starting value of $10.00 per share, how much principal has been distributed from the sale of original properties?

On a pre-reverse split basis, we have paid a total of $8.49 per share in dividends from inception (1991) to 2002. Of that amount, approximately $3.10 per share, or 37%, was characterized as a return of capital for federal income tax purposes.

9.  What is the book value per share and why are the shares trading at such a discount?

Book value at 12/31/02 was $16.93 per share (stockholders equity of $16,510,014 / 975,298 shares). REITs, particularly those whose shares are very thinly traded like ours, typically trade at a discount to NAV (as opposed to NBV).

Now I would like Charlie Wingard, our Chief Financial Officer to review the legal formalities:

Charlie Wingard, the Company’s Chief Financial Officer:

During the course of this call, we have made and may make several forward-looking statements. Anything we say concerning our projections, expectations and beliefs for our future operations, growth, prospects, strategies, business, or financial conditions is a forward-looking statement. These forward-looking statements are not guarantees of future performance. They are subject to risks and uncertainties – many of which are outside of our control – that may cause our actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include: whether our estimates of salary and benefits and of total revenues for 2003 will prove to be accurate; whether we can continue to grow the Company’s assets as we intend; whether we will sell our Vacaville and certain other properties as we intend; whether we can settle the litigation with James Prock without a material impact on our continuing operations or overall financial condition and whether we can continue to pay dividends. For more information regarding the risks that the Company faces, please see the sections in our most recent Annual and Quarterly Reports entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors That May Affect Future Results.

10.  What is the projection, if any, for future dividends and at what level?

We cannot assure you about future dividends. Our board of directors makes that decision. We note that, as disclosed in our Annual Report on Form 10-K, we have a history of paying dividends.

11.  Are there any plans to expand the trust with additional public capital in the near future?

If we believe the price is appropriate, we may raise additional capital by selling shares, although we have no current plans to do so.

12.  How large would you like to see the Trust grow to?

We have no specific target, although we note that in 2002 we grew from $36 million in total assets to $59 million. We caution you, however, that this past performance may or may not be repeated.

13.  We would be interested in knowing what Meredith et al are most currently doing to enhance occupancy in Vacaville property and what the current occupancy levels are at all other properties.

Most of the properties we have are single tenant properties, thus we’re dealing with a tenant, not tenants; Northlake is 97% leased. We are trying to sell Vacaville in a very difficult market and as discussed above, are in discussion to sell it, but there can be no assurance we will be successful. We believe that we are more likely to sell that property than lease it, as the owner/user market is very strong.

14.  What can the clients reasonably expect in terms of future properties to be purchased and sold?

As of 12/31/02, we have six properties held for sale; we may sell others if we consider it appropriate. Subject to REIT distribution rules, we intend to reinvest the proceeds, not distribute them.

15.  What geographic areas are being considered for new purchases?

We currently consider California and the Southeast United States for our purchases; however, there can be no assurance we will indeed purchase any properties in those areas or that we will not purchase properties in other areas.

16.  How secure is the current dividend?

We cannot assure you about future dividends. Our board of directors makes that decision. We again observe that, as disclosed in our Annual Report on Form 10-K, we have a history of paying dividends.

In addition, we want to update you regarding the litigation with Jim Prock. As we have previously reported in our SEC filings, on July 31, 2002, Mr. Prock filed an action against the Company and me in Los Angeles County Superior Court. As a number of you are aware, Mr. Prock was an employee of the Advisor and not an employee of West Coast Realty Investors, Inc. He provided services as our Chief Operating Officer from 1992 to August 2001 and as Acting Chief Operating Officer from August 2001 to March 2002. The lawsuit alleges that during the fall of 2001 and winter of 2002, we purportedly made promises to Mr. Prock that we would hire him as a full time managerial employee after we became a self-managed REIT. The lawsuit seeks damages for unspecified purported lost compensation and punitive damages, and the discovery process has commenced. We are presently in discussions with Mr. Prock to settle this matter and move on, although we cannot assure you that we will be able to do so. In any event, we believe that the lawsuit will not have a material impact on our continuing operations or overall financial condition.